                                             Filed pursuant to Rule 424(b)(3)
                                             and (c) under the Securities Act of
                                             1933 as Supplement No. 1 to
                                             Prospectus, dated November 12,
                                             1996, included as a part of Post-
                                             Effective Amendment No. 2 to
                                             Registration Statement on
                                             Form SB-2 (Registration
                                             No. 33-76726-D) of Avert, Inc.




                                  AVERT, INC.

                               DECEMBER 20, 1996

            SUPPLEMENT NO. 1 TO PROSPECTUS, DATED NOVEMBER 12, 1996

  On December 19, 1996, Avert, Inc. ("Avert") entered into an agreement with Ameritech Information Access, L.L.C., an affiliate of Ameritech Corporation, to provide pre-employment background information through Ameritech's CivicLink service. The agreement is for a term of five years with automatic one-year renewals and is terminable by either party after one year upon 90 days prior written notice. The Agreement provides that, for a period of one year, Avert will be the exclusive provider of pre-employment information for access on Ameritech's CivicLink service (except in certain limited circumstances) and Ameritech will be the exclusive distributor of information provided by Avert in the states of Illinois, Indiana, Michigan, Ohio, and Wisconsin, with certain exceptions. Under the Agreement, it is expected that Ameritech will market pre-employment information services internally to Ameritech affiliates and to Ameritech's business customers in the five-state region. The Agreement does not provide for any guaranteed minimum volume of transactions by CivicLink end-users or any minimum payment or fees to Avert.